Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-72408 of Duquesne Light Company on Form S-3 of our report dated January 29, 2002 (which report expresses an unqualified opinion and included an explanatory paragraph referring to a change in accounting method to record an estimate of unbilled revenues for electricity delivered but not yet billed) appearing in the Annual Report on Form 10-K of Duquesne Light Company for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania

March 27, 2002